Granite City Food & Brewery Ltd. Reports 30% Increase in Third Quarter Revenues

Comparable Restaurant Sales Increase 2.7%

MINNEAPOLIS October 30, 2007 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) a Modern American upscale casual restaurant chain, today reported results for the third quarter ended September 25, 2007.

Highlights for the third quarter compared to the same quarter last year were as follows:

- - - -	Total revenues increased 30.3% to $19.6 million
Comparable restaurant sales increased 2.7%
General and administrative expenses declined by 40 bps to 10.5% of sales from 10.9% of sales
Opened one new restaurant in Rockford, Illinois

Third Quarter 2007 Financial Results

Total revenues for the third quarter 2007 rose by 30.3% to $19.6 million compared to $15.0 million for the third quarter of 2006. Comparable restaurant sales increased 2.7% during the third quarter of 2007 compared to 3.4 % increase in comparable restaurant sales for the third quarter of 2006. This is the seventh consecutive quarter of increases in comparable restaurant sales. The Company instituted a price increase of 4% on September 17, 2007 which had little impact on the increase in comparable restaurant sales since the price increase was taken so late in the quarter.

For all the restaurants, the restaurant-level EBITDA margin was 12.8% for the third quarter of 2007. The restaurant-level EBITDA margin for the comparable restaurants was 15.1% for the third quarter of 2007. The overall restaurant-level EBITDA margin was negatively impacted by the newer restaurants. This impact was primarily the result of restaurants that opened during the last four months of 2006. New restaurants typically take six to twelve months to improve their operating efficiencies as staff members become more experienced in our disciplined production and staffing methods thereby generating less waste and more productivity. We believe that as our newer restaurants mature and gain efficiencies, our overall blended margins will increase towards our targeted restaurant-level EBITDA margin of 18 to 20%. With our comparable restaurants already close to that level, our concentration will continue to be on the improvement of our newer stores EBITDA margin.

General and administrative expenses fell to 10.5% of sales for the third quarter of 2007 compared to 10.9% for the third quarter of 2006. This decline represented continued progress in leveraging corporate G&A expense across a greater number of restaurants.

The net loss for the third quarter of 2007 was $2.3 million or $(0.14) per share.

Year-to-Date 2007 Financial Results

Revenue increased 36.0% to $56.2 million for the thirty-nine weeks ended September 25, 2007 compared to $41.3 million for the same period of 2006, aided by the four new restaurants added since October 2006 and the 2.5% increase in year-to-date comparable restaurant sales.

For all the restaurants, the restaurant-level EBITDA margin was 14.0% for the thirty-nine weeks ended September 25, 2007. The restaurant-level EBITDA margin for the comparable restaurants was 16.3% for this same period. Similar to the third quarter, the overall restaurant-level EBITDA margin was negatively impacted by the newer restaurants that have been open for less than one year.

General and administrative expenses decreased to 10.1% of sales for the thirty-nine weeks ended September 25, 2007 compared to 11.4% for the same period of 2006. Similar to the third quarter, this decrease as a percentage of sales represented the continued improvement in leveraging G&A expense.

The net loss for the thirty-nine weeks ended September 25, 2007 was $5.1 million or $(0.33) per share compared to a net loss of $3.8 million or $(0.28) per share for the same period of 2006.

“Our concept continues to perform extremely well in this difficult economy as evidenced by seven straight quarters of positive comparable restaurant sales,” commented Steve Wagenheim, Granite City’s CEO and President. “Our emphasis will continue to be on expanding our concept with new restaurants as well as a significant emphasis on operations and improving restaurant-level profitability. We have specific operations initiatives to address our prime costs and to improve our operating margins,” continued Wagenheim.

“As we grow into the next stage of our evolution we believe we need to focus on four key pipelines for long-term success. We believe that the four “core rivets” that ensures balanced growth and shareholder value are: product, people, development and funding. Our product has always been our anchor and the reason we are approaching an annual run-rate of $100 million in sales. We have lined up several outstanding sites for potential future development and with our current size we are attracting quality highly skilled people to the Company. Our desire is to balance these success pipelines with a long-term debt financing platform that gives us seamless year-over-year growth, limits dilution of our loyal shareholders and provides a path to profitability. We are working to obtain a predictable, long-term source of debt financing for our restaurant expansion. By doing so, we hope to avoid the need to pursue sporadic equity financings and to enable management to focus primarily on operating activities rather than financing activities,” continued Wagenheim.

New Restaurant Openings

The Company opened one new restaurant in Rockford, Illinois on July 3, 2007. On October 16, 2007, the Company opened in Rogers, Arkansas, its second restaurant for 2007. Today the Company announced the opening of its third restaurant for 2007, located in East Peoria, Illinois.

Investor Conference Call and Webcast

A conference call to review the results of the third quarter of fiscal 2007 will be held on Wednesday, October 31, 2007 at 10:00 a.m. Central Time and may be accessed by dialing (866) 550-6338 and referencing code #6456539. An archive of the presentation will be available for 30 days following the call.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 21 restaurants in ten states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Forward-Looking Statements and Non-GAAP Financial Measurements, and Comparable Restaurant Data

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2007.

Additionally, this press release contains certain non-GAAP financial measures, including references to restaurant-level EBITDA. As compared to the nearest GAAP measurement for our company, restaurant-level EBITDA represents net loss with the add-back of net interest expense, income tax expense, depreciation and amortization, general and administrative expenses, and pre-opening costs. Alternatively, restaurant-level EBITDA can be calculated as restaurant revenues less all restaurant-level cost of sales, excluding depreciation and amortization. We use restaurant-level EBITDA and restaurant-level EBITDA as a percentage of revenue as internal measurements of restaurant-level operating performance. Restaurant-level EBITDA as we define it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP. The Company believes that restaurant-level EBITDA is an important component of its financial results because it is a widely used measurement within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant-level EBITDA as a means of evaluating its restaurants’ financial performance compared with its competitors. This non-GAAP measurement should not be used as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. A reconciliation of restaurant-level EBITDA to net loss, as well as company-wide EBITDA, for the third quarter ended September 25, 2007 is provided herein.

Finally, in order to provide supplemental results of operations information, we have included certain adjusted financial measures. In particular, we have presented various financial metrics for comparable restaurants, which are those restaurants that have been open for 18 months or more, and our new restaurants which are those restaurants that have been open for 18 months or less. The contributions of these groups of restaurants to company-wide performance are set forth herein.

Contacts:	Steven J. Wagenheim President and Chief Executive Officer (952) 215-0678	Peter P. Hausback Chief Financial Officer (952) 215-0674

Granite City Food & Brewery Ltd.
Condensed Consolidated Financial Statements

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 25,	September 26	September 25,	September 26
	2007	2006	2007	2006
Restaurant revenues	$19,584,040	$15,028,065	$56,220,186	$41,337,502
Cost of sales:
Food, beverage and retail	5,969,977	4,522,565	16,889,600	12,295,648
Labor	7,046,219	5,404,636	20,197,394	14,662,268
Direct restaurant operating	2,845,705	1,856,222	7,779,859	5,103,711
Occupancy	1,210,115	850,788	3,485,007	2,328,316

Total cost of sales	17,072,016	12,634,211	48,351,860	34,389,943

Pre-opening	732,679	866,193	1,244,861	1,940,567
General and administrative	2,050,251	1,640,752	5,689,249	4,711,686
Depreciation and amortization	1,159,885	877,988	3,402,613	2,444,933

Operating loss	(1,430,791)	(991,079)	(2,468,397)	(2,149,627)

Interest:
Income	87,131	16,803	189,616	72,967
Expense	(910,637)	(607,890)	(2,813,915)	(1,669,567)
Net interest expense	(823,506)	(591,087)	(2,624,299)	(1,596,600)

Loss before income tax	(2,254,297)	(1,582,166)	(5,092,696)	(3,746,227)
Income tax provision	(5,157)	(10,110)	(10,105)	(10,610)

Net loss	$(2,259,454)	$(1,592,276)	$(5,102,801)	$(3,756,837)

Loss per common share, basic and diluted	$(0.14)	$(0.12)	$(0.33)	$(0.28)

Weighted average shares outstanding, basic and
diluted	16,038,302	13,242,173	15,329,517	13,231,742

Selected Balance Sheet Information

	September 25,	December 26,
	2007	2006
Cash	$6,483,988	$7,671,750
Current assets including cash	$7,533,826	$8,576,699
Total assets	$69,896,048	$63,858,510
Current liabilities	$10,514,357	$9,683,419
Total liabilities	$48,350,946	$50,793,567
Shareholders’ equity	$21,545,102	$13,064,943

Non-GAAP Reconciliations 2007 Q3 Results

					Total for All
	Comparable				Restaurants As
	Restaurants	% of Sales	New Restaurants	% of Sales	Reported	% of Sales
Restaurant revenues	$11,970,533	100%	$7,613,507	100%	$19,584,040	100%
Cost of sales:
Food, beverage and retail	3,595,698	30.0%	2,374,279	31.2%	5,969,977	30.5%
Labor	4,120,939	34.4%	2,925,280	38.4%	7,046,219	36.0%
Direct Restaurant Operating
Expenses	1,781,000	14.9%	1,064,705	14.0%	2,845,705	14.5%
Occupancy	669,603	5.6%	540,512	7.1%	1,210,115	6.2%

Total cost of sales	10,167,240	84.9%	6,904,776	90.7%	17,072,016	87.2%

Restaurant-level EBITDA*	$1,803,293	15.1%	$708,731	9.3%	$2,512,024	12.8%

Pre-opening					732,679	3.7%
General and administrative					2,050,251	10.5%

Company-wide EBITDA					(270,906)
Depreciation and amortization					1,159,885

Operating Loss					(1,430,791)
Interest:
Income					(87,131)
Expense					910,637
Net other expense					823,506

Loss before income taxes					(2,254,297)
Income tax provision					(5,157)
Net loss as reported under GAAP					$(2,259,454)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Non-GAAP Reconciliations 2007 Q3 Year-To-Date Results

					Total for All
	Comparable				Restaurants As
	Restaurants	% of Sales	New Restaurants	% of Sales	Reported	% of Sales
Restaurant revenues	$31,513,963	100%	$24,706,223	100%	$56,220,186	100%
Cost of sales:
Food, beverage and retail	9,328,798	29.6%	7,560,802	30.6%	16,889,600	30.0%
Labor	10,827,856	34.4%	9,369,538	37.9%	20,197,394	35.9%
Direct Restaurant Operating
Expenses	4,477,734	14.2%	3,302,125	13.4%	7,779,859	13.8%
Occupancy	1,735,295	5.5%	1,749,712	7.1%	3,485,007	6.2%

Total cost of sales	26,369,683	83.7%	21,982,177	89.0%	48,351,860	86.0%

Restaurant-level EBITDA*	$5,144,280	16.3%	$2,724,046	11.0%	$7,868,326	14.0%

Pre-opening					1,244,861	2.2%
General and administrative					5,689,249	10.1%

Company-wide EBITDA					934,216
Depreciation and amortization					3,402,613

Operating Loss					(2,468,397)
Interest:
Income					(189,616)
Expense					2,813,915
Net other expense					2,624,299

Loss before income taxes					(5,092,696)
Income tax provision					(10,105)
Net loss as reported under GAAP					$(5,102,801)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Non-GAAP Reconciliations 2006 Q3 Results

					Total for All
	Comparable				Restaurants As
	Restaurants	% of Sales	New Restaurants	% of Sales	Reported	% of Sales
Restaurant revenues	$8,933,339	100%	$6,094,726	100%	$15,028,065	100%
Cost of sales:
Food, beverage and retail	2,638,047	29.5%	1,884,518	30.9%	4,522,565	30.1%
Labor	3,089,720	34.6%	2,314,916	38.0%	5,404,636	36.0%
Direct Restaurant Operating
Expenses	1,072,490	12.0%	783,732	12.9%	1,856,222	12.4%
Occupancy	478,957	5.4%	371,831	6.1%	850,788	5.7%

Total cost of sales	7,279,214	81.5%	5,354,997	87.9%	12,634,211	84.1%

Restaurant-level EBITDA*	$1,654,125	18.5%	$739,729	12.1%	$2,393,854	15.9%

Pre-opening					866,193	5.8%
General and administrative					1,640,752	10.9%

Company-wide EBITDA					(113,091)
Depreciation and amortization					877,988

Operating Loss					(991,079)
Interest:
Income					(16,803)
Expense					607,890
Net other expense					591,087

Loss before income taxes					(1,582,166)
Income tax provision					(10,110)
Net loss as reported under GAAP					$(1,592,276)

*See accompanying disclosure regarding use of non-GAAP financial measures

Non-GAAP Reconciliations 2006 Q3 Year-To-Date Results

					Total for All
	Comparable				Restaurants As
	Restaurants	% of Sales	New Restaurants	% of Sales	Reported	% of Sales
Restaurant revenues	$26,200,638	100%	$15,136,864	100%	$41,337,502	100%
Cost of sales:
Food, beverage and retail	7,667,710	29.3%	4,627,938	30.6%	12,295,648	29.7%
Labor	9,003,515	34.4%	5,658,753	37.4%	14,662,268	35.5%
Direct Restaurant Operating
Expenses	3,206,430	12.2%	1,897,281	12.5%	5,103,711	12.3%
Occupancy	1,414,084	5.4%	914,232	6.0%	2,328,316	5.6%

Total cost of sales	21,291,739	81.3%	13,098,204	86.5%	34,389,943	83.2%

Restaurant-level EBITDA*	$4,908,899	18.7%	$2,038,660	13.5%	$6,947,559	16.8%

Pre-opening					1,940,567	4.7%
General and administrative					4,722,296	11.4%

Company-wide EBITDA					284,696
Depreciation and amortization					2,444,933

Operating Loss					(2,160,237)
Interest:
Income					(72,967)
Expense					1,669,567
Net other expense					1,596,600

Loss before income taxes					(3,756,837)
Income tax provision					(10,610)
Net loss as reported under GAAP					$(3,756,837)

*See accompanying disclosure regarding use of non-GAAP financial measures.